Exhibit 99.1

Akebia Therapeutics Regains Compliance with Nasdaq Minimum Bid Price Requirement

CAMBRIDGE, Mass.—May 22, 2023—Akebia Therapeutics®, Inc. (Nasdaq: AKBA), a biopharmaceutical company with the purpose to better the lives of people impacted by kidney disease, today announced that it has received a formal notice from The Nasdaq Stock Market (Nasdaq) stating that Akebia has regained compliance with the $1.00 per share minimum bid price requirement pursuant to Nasdaq Listing Rule 5550(a)(2), and that Akebia is in compliance with all applicable listing standards.

On May 9, 2023, Akebia was notified by Nasdaq that Akebia had not regained compliance with the big price requirement during the compliance period and Akebia’s securities were subject to delisting. Akebia filed an appeal and was granted a hearing before the Nasdaq Hearings Panel. Since Akebia has regained compliance, the hearing has been canceled.

Akebia’s stock will continue to be listed and traded on The Nasdaq Capital Market.

About Akebia Therapeutics

Akebia Therapeutics, Inc. is a fully integrated biopharmaceutical company with the purpose to better the lives of people impacted by kidney disease. The Company was founded in 2007 and is headquartered in Cambridge, Massachusetts. For more information, please visit our website at www.akebia.com, which does not form a part of this release.

Akebia Therapeutics® is a registered trademark of Akebia Therapeutics, Inc.

Akebia Therapeutics Contact

Mercedes Carrasco

mcarrasco@akebia.com